                                     [LOGO]



               SOLICITATION OF CONSENTS OF PREFERRED STOCKHOLDERS


To the Preferred Stockholders of Gateway Energy Corporation and Gateway Pipeline
Company:

     This Solicitation of Consents is being sent to all Preferred Stockholders of Gateway Energy Corporation (the "Company") and Gateway Pipeline Company, a wholly owned subsidiary of the Company ("GPC" or "Subsidiary"), in lieu of a special meeting of Preferred Stockholders, for the following purpose:

     To obtain Preferred Stockholders' Consents (each Series of Preferred Stockholders voting as a separate class) to the adoption of an Amended and Restated Certificate of Designation for each respective class of Preferred Stock to require (i) the mandatory redemption of a portion of outstanding Preferred Stock into Subordinated Debt, and (ii) the mandatory conversion of the remaining portion of each share of outstanding Preferred Stock into Common Stock of the Company and Common Stock Purchase Warrants.

     As an initial step in the plan to recapitalize the Company ("Recapitalization"), on February 3, 1997, the Common Stockholders approved, contingent upon receipt of the required vote to adopt Amended and Restated Certificates of Designation for each class of Preferred Stock as set forth above, a 1 for 25 reverse stock split, the decrease of the authorized shares of Common Stock from 75,000,000 shares to 10,000,000 shares and the decrease of the authorized shares of Preferred Stock from 1,750,000 shares to 10,000 shares. Unless otherwise indicated, all references to Common Stock and shares purchasable under Common Stock Purchase Warrants in the Information Statement are calculated and presented on a post reverse stock split basis.

     Under the terms of the Recapitalization, each share of Series A Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 210.20 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $355.00 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     Each share of Series B and Series M Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 200.75 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $390.00 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     Each share of Series G Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 255.24 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $395.02 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     Each share of Series J Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 198.52 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $380.09 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     Each share of Series K and Series L Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 203.03 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $390.00 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     Each share of Series N Preferred Stock with the stated value of $1,000.00 per share will be converted and redeemed into the following:

          a. 223.33 shares of Common Stock with 20 Common Stock Purchase Warrants attached.

          b. $360.00 in Subordinated Debt bearing interest at 10%, including an additional amount equal to any accrued and unpaid dividends as of February 28, 1997, and an additional interest provision equal to .0014% of any operating cash distributions from the Company's interest in Castex Energy 1995, L.P.

     The sole outstanding share of Series O Preferred Stock will be converted to the following:

          a.   180,927 shares of Common Stock.

     Stockholders of record at the close of business on January 24, 1997 (the "Record Date") are entitled to vote on the Recapitalization. Information concerning the matters to be voted upon is set forth in the attached Information Statement. We encourage you to review the attached material carefully.


     IN ORDER FOR THE COMPANY TO MOVE FORWARD ON ITS PROPOSED RECAPITALIZATION AS DESCRIBED IN THE ATTACHED INFORMATION STATEMENT, CONSENT CARDS MUST BE RECEIVED BY THE COMPANY NOT LATER THAN FEBRUARY 28, 1997.

                              By Order of the Board of Directors

                              /s/ Larry J. Horbach
                              ------------------------------
                              Larry J. Horbach
                              President

                           GATEWAY ENERGY CORPORATION
                          10842 OLD MILL ROAD, SUITE 5
                             OMAHA, NEBRASKA  68154
                   ------------------------------------------

                              INFORMATION STATEMENT

               SOLICITATION OF CONSENTS OF PREFERRED STOCKHOLDERS

                                FEBRUARY 12, 1997

                             SOLICITATION AND VOTING

     This Information Statement is furnished to all holders of preferred stock ("Preferred Stock") of Gateway Energy Corporation (the "Company") and Gateway Pipeline Company, a majority owned subsidiary of the Company ("GPC" or "Subsidiary") in connection with the solicitation of consents ("Consents") by the Board of Directors ("Board") of the Company to effect a recapitalization ("Recapitalization") which will include the adoption of an Amended and Restated Certificate of Designation for each class of Preferred Stock outstanding to (i) require the mandatory redemption of a portion of each share of outstanding Preferred Stock in exchange for Subordinated Debt; and (ii) require the mandatory conversion of the remaining portion of each share of outstanding Preferred Stock in exchange for Common Stock and Common Stock Purchase Warrants ("Warrants") of the Company (the Subordinated Debt, Common Stock and Warrants are collectively referred to as the "Recapitalization Securities"). The first mailing of this Information Statement and accompanying material to the holders of Preferred Stock will be made on February 12, 1997.

     Delaware law permits stockholders to vote by consent in lieu of an actual meeting. The Company has determined not to hold an actual meeting of stockholders in order to save cash and reduce expenses.

     The cost of solicitation of Consents will be borne by the Company. In addition to the use of the mails, Consents may be solicited personally, or by telephone or electronic media by regular employees of the Company or persons engaged by the Company to solicit such Consents. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding the Information Statement and accompanying material to security owners and obtaining the Consents.

     Preferred Stockholders of record at the close of business on January 24, 1997, are entitled to vote on matters set forth herein. On that date there were outstanding and entitled to vote 537.50 shares of Series A Preferred Stock, 1,650 shares of Series B Preferred Stock, 7,934.84 shares of Series G Preferred Stock, 747.50 shares of Series J Preferred Stock, 750 shares of Series K Preferred Stock, 238 shares of Series

L Preferred Stock, 437.50 shares of Series M Preferred Stock, 5,601 shares of Series N Preferred Stock and one share of Series O Preferred Stock.

                                VOTE REQUIREMENTS

     The effectuation of an Amended and Restated Certificate of Designation for each class requires receipt of the affirmative vote, by consent, of a majority of the outstanding shares of each class of Preferred Stock, with each class of Preferred Stock being entitled to vote as a separate class.

                              AVAILABLE INFORMATION

     Enclosed with this Information Statement are the Form 10-KSB for the year ended February 29, 1996 and the Form 10-QSB for the period ended November 30, 1996 for the Company. Please review these documents carefully as there is no separate historical information provided about the Company's operations and financial condition. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 as amended, pursuant to which the Form 10-KSB and Form 10-QSB were filed with the Securities and Exchange Commission ("Commission"). Similar reports for prior periods, as well as proxy statements and additional information filed by the Company may be inspected and copies obtained at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices located at New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York, 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) System. This Web site can be accessed at http:\\www.sec.gov.

     If you have any questions regarding this Information Statement and attachments you may contact Larry Horbach, President or Neil Fortkamp, CFO at the Company by calling (402) 330-8268.

                 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
                                   STATEMENTS

     Certain statements contained in "REASONS FOR RECAPITALIZATION ", "POST RECAPITALIZATION STRATEGY", "PRO FORMA FINANCIAL INFORMATION", "PROJECTED STATEMENTS OF CASH GENERATED BEFORE WORKING CAPITAL CHANGES" and certain statements incorporated by reference from documents accompanying this Information Statement regarding matters that are not historical facts, are or may constitute forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under the captions "FACTORS AFFECTING FUTURE RESULTS" on Page 13 of Form 10-KSB enclosed, "PRO FORMA FINANCIAL INFORMATION", "PROJECTED STATEMENTS OF CASH GENERATED BEFORE WORKING CAPITAL CHANGES" and the inability of management of the Company to successfully implement its "POST RECAPITALIZATION STRATEGY" as described below.


                          REASONS FOR RECAPITALIZATION

     At the 1996 Annual Stockholders' Meeting, the Company announced that it would initiate a program to recapitalize the Company. The Company subsequently engaged Growth Capital Partners, Inc. ("GCP") of Houston, Texas to serve as the Company's investment banker in this endeavor. Because of its limited capital resources and lack of common equity at the conclusion of its 1992 restructuring, the Company has utilized preferred equity as its primary source of initial acquisition capital over the past four years. Preferred equity, although very costly, was selected because the Company had net operating loss tax carryforwards and was able to pay dividends with pre-tax dollars, providing an attractive current return to preferred stock investors. Over the past four years, the Company has issued a number of series of Preferred Stock to accredited investors to initially secure the capitalization of the Company for the acquisition of its gas pipelines and producing properties.

     In mid 1996, it became apparent to management that the current high cost of raising funds through private placements and the preferred stock dividends were severely limiting the Company's ability to retain cash flow for expansion and enhance and improve existing properties. Additionally, and perhaps more detrimental to the Company in the long run, the Company was not able to attract affordable outside capital to acquire significant new properties.

     As of January 24, 1997, the Company and Subsidiary had outstanding nine (9) separate series of Preferred Stock. All but one series of Preferred Stock carry a dividend requirement which in total is approximately $2,200,000 annually. As set forth in the accompanying "PROJECTED STATEMENTS OF CASH GENERATED BEFORE WORKING CAPITAL CHANGES" for the fiscal year ending February 28, 1997, the Company estimates it will have a deficit in cash generated before working capital changes of approximately $425,000. As a result, the Company is neither able to honor its preferred stock dividend requirements nor make cash redemptions. Due to the capital intensive nature of the Company's business, the

Company will need to reinvest internally generated cash flow in order to make the necessary property improvements and acquisitions needed to improve cash flow. As a result of the current situation, management also believes it is doubtful the Company will be able to honor all of its preferred stock dividend obligations or make any cash redemptions at any time in the foreseeable future.

     In 1996, several factors and circumstances combined to create severe cash flow problems for the Company and caused it to suspend dividend payments on Series G effective October 1, 1996, and on other Series of Preferred Stock effective January 1, 1997.

     First, late in 1995, the Company invested $1,630,000 in Castex Energy 1995, L.P., a limited partnership managed by one of the Company's former subsidiaries. This partnership acquired oil and gas producing properties in Louisiana and has developed and drilled several additional wells. Total equity contributions of $2,400,000 plus a bank line of credit provided the funds for this acquisition and development. This partnership has been successful in its drilling program and has generated significant cash flow. However, this cash flow has been retained by the partnership to repay the bank financing and to develop additional gas production. No cash distributions have been made to the Company. The Company's funds were provided by the proceeds from the sale of Series N Preferred Stock of approximately $1,900,000 requiring $232,000 of annual dividends.

     Second, the weather in Caddo County Oklahoma was extremely unfavorable for retail gas sales in the summer and fall of 1996. Ft. Cobb Fuel Authority serves rural and residential customers in this area. Primary demand for natural gas is for irrigation and crop drying. In 1996, utility natural gas sales for the period July-November were 99,900 MMBtus compared to 190,000 MMBtus in the same period of 1995. This reduction in volume reduced cash flow by approximately $105,000 for this period.

     Third, in August 1996, Industrial Gas Transmission ("IGT"), a wholly owned entity, entered into an annual gas purchase contract for purchase of natural gas to serve its industrial customers. This contract was entered into with its previous supplier which had been acquired by a larger entity. This new owner, in accordance with its credit policy, required that IGT either provide a letter of credit or a cash deposit of $295,000, which is approximately equal to two months of gas purchases. This deposit was provided by the Company through an operating line of credit, however, operating revenues from the properties purchased with proceeds from the sale of Series G Preferred Stock are being used to repay the line of credit.

     Fourth, in July 1995, GPC acquired the Guymon Pipeline for $600,000 cash plus finder's fees contingent upon performance of the pipeline. Shortly after the acquisition, in November 1995, the City of Guymon acquired another source of gas supply and the Guymon Pipeline sales were reduced substantially. Although the pipeline was eventually sold for $595,000, there was no cash flow from this property to fund dividends which accrued on the Series N Preferred Stock sold to finance this acquisition.

     Fifth, the Company's general and administrative costs were too high relative to the properties managed and the revenues generated by these properties. The Company had hired several executives to operate its Houston office; they were to concentrate primarily on finding attractive acquisitions. However, the Company's financial situation, particularly its inability to attract outside capital, made it difficult to find and acquire properties. Therefore, effective December 1, 1996, the Company terminated all of its Houston employees and entered into a six-month management agreement to manage certain properties.

     All of the above factors made it extremely difficult for the Company to continue to meet its required dividend payments. The dividends on Series G Preferred Stock were especially affected because the cash flows from its dedicated properties were reduced by the decrease in Ft. Cobb utility sales, the required deposit for IGT and poor performances on certain other properties managed by another joint venture partner. In addition, this lack of cash flow made it necessary for the Company to forego several potential smaller acquisitions.

     In management's opinion, it will be increasingly difficult for the Company to generate sufficient cash flow from operations to fully meet its dividend and redemption requirements. As discussed later in "POST RECAPITALIZATION STRATEGY", the Company has implemented actions which can be expected to improve cash flow. However, it is unlikely that the Company's situation will improve to the point that the conversion privileges currently held by the Preferred Stockholders would be of significant value without the Recapitalization.

     In order to address the Company's current cash flow problems and position Preferred Stockholders to earn a positive return on their investment, GCP, the Company's investment advisors, recommended and the Board approved the Recapitalization, which involves a conversion and redemption of all Preferred Stock for the Recapitalization Securities described herein. The underlying rationale for selecting the particular mix of Recapitalization Securities offered herein was to (i) continue providing existing holders of Preferred Stock with regular income payments in the form of Subordinated Debt interest, and (ii) create greater liquidity and upside potential for existing Preferred Stockholders through the Company's Common Stock and Common Stock Purchase Warrants.

     Following the Recapitalization, management plans to take the required action necessary to seek a listing on NASDAQ of the Company's Common Stock. At the present time, the only NASDAQ listing requirement the Company believes it does not satisfy is the $3.00 per share minimum bid price. In addition to the 1 for 25 reverse stock split approved by the Common Stockholders, other actions management plans to take to help satisfy the $3.00 bid price requirement, including operating improvements, are described under "POST RECAPITALIZATION STRATEGY".

                         POST RECAPITALIZATION STRATEGY

     The Company, along with the consultation and assistance of GCP, is implementing a number of strategies to build enhanced stockholder value and liquidity for stockholders. If the Recapitalization becomes effective, because of the 1 for 25 reverse stock split and the elimination of all preferred stock dividends, management anticipates that the Company's Common Stock will trade at a significantly higher price. Management further anticipates that if it can successfully implement the Recapitalization, the Company should be in a position to seek a NASDAQ listing for its Common Stock which might attract additional market makers sooner than if preferred stock dividends resulted in continued losses on Common Stock for the Company.

     Management, in connection with the Recapitalization, has taken several steps to reduce operating expenses and improve earnings. As noted above, the Company has terminated all of its Houston employees and entered into a six-month management contract saving $25,000 per month. Management has also taken steps to reduce audit fees, printing expenses, and other general and administrative expenses. Additionally, subsidiary accounting functions have been consolidated into the corporate finance department.

     The Board is also actively seeking knowledgeable people in the natural gas industry to serve on the Board. The Board strongly believes that individuals with industry experience can significantly help the Company position itself in the gathering and delivery segment of the industry.

     As part of the overall Recapitalization strategy, the Company is committed to seeking ways to reduce its reliance on its joint venture partners. Management is currently holding discussions with an experienced industry executive in Houston, Texas, who will, if employed by the Company as the Chief Operating Officer, review and analyze current properties and supervise the Company's joint venture partners in an effort to reduce management costs and improve their performance. This individual will also assume operating management. The Company does not intend to acquire additional properties operated by joint venture partners. However, it may be economically profitable to continue to expand several existing joint venture properties. The Company will actively seek ways to obtain operating management of existing joint ventures or reorganize properties in such a way as to assure the Company's operating control. This effort will take time and patience as joint venture partners who currently operate these properties may not agree readily to such a change. Legal action may be required to allow the Company, as a majority partner, to operate and manage these properties.

     The Company, at the appropriate time, will continue to seek acquisitions which strategically enhance the value of its existing properties. The Company may also sell certain assets which do not fit its strategy and reinvest the proceeds in other properties. Management believes that the natural gas industry is a growth industry and that there is a place for small niche players such as the Company. The Company will continue to concentrate on "above ground" segments of the natural gas industry, particularly gas gathering and delivery. The Company also believes that there are opportunities in the retail segment particularly as they complement the Ft. Cobb utility operations. Although these segments are competitive, management is convinced that the Company can profitably exist in this arena.

     The Company intends to implement the Post Recapitalization Strategy described above regardless of the outcome of this Solicitation of Consents. The Company will also reinstate the payment of dividends as the cash flow of the Company allows. However, the Company will need to make essential repairs and improvements to provide long-term cash flow for the Company. Management believes, and GCP concurs, that it will be very difficult, if not impossible, to generate sufficient cash flow from current operations to meet the capital needs, fund current dividends and redeem the existing Preferred Stock.

     The Company's management, its Board and its investment advisor believe that this Recapitalization is in the best interest of the Preferred Stockholders and the Company.

MANAGEMENT RECOMMENDS THAT YOU VOTE "FOR" THE RECAPITALIZATION.

                         PRO FORMA FINANCIAL INFORMATION

     The information presented below is intended to reflect the financial condition of the Company as if the securities issued in connection with the Recapitalization had been issued on March 1, 1996, the beginning of the Company's fiscal year. The Pro Forma Statement of Operations presents the pro forma results of operations for the nine month period ended November 30, 1996.

     The Pro Forma Balance Sheet assumes the affirmative vote of each series of Preferred Stock and also assumes that all stockholders accept the mandatory conversion/redemption contemplated by the Recapitalization. It is likely that some stockholders will elect to convert their Preferred Stock to Common Stock under the original Certificates of Designation. Such conversions would increase total stockholders' equity and reduce the amount of the Subordinated Debt issued.

     The pro forma adjustments include the Series G stock converted to Common Stock during the period from November 30, 1996, through January 24, 1997, the Record Date. The adjustments also include the accrual of dividends through February 28, 1997, and the recognition of certain expenses incurred in connection with the Recapitalization, including legal fees, mailing and printing costs and fees for GCP, as the investment advisor.

     The pro forma statements should be read in connection with the notes.

GATEWAY ENERGY CORPORATION
PRO FORMA BALANCE SHEET
AS OF NOVEMBER 30, 1996
(UNAUDITED)



                                     As Reported      Pro Forma
                    ASSETS            11/30/96       Adjustments     Pro Forma
                                      --------      ------------     ---------

CURRENT ASSETS
  Cash and cash equivalents          $1,545,500     $(269,300)(1)    $1,276,200
  Restricted cash                        58,100                          58,100
  Trade accounts receivable           4,480,600                       4,480,600
  Other current  assets                 802,100                         802,100
                                   ------------    -----------      -----------

    Total current assets              6,886,300     $(269,300)        6,617,000
                                   ------------    -----------      -----------

PROPERTY AND EQUIPMENT - AT COST
  Gas gathering and processing       12,280,200                      12,280,200
  Oil and gas properties             16,238,800                      16,238,800
  Office furniture and other            414,000                         414,000
                                   ------------                     -----------

    Total property and equipment     28,933,000                      28,933,000

  Less accumulated depreciation
      and depletion                 (3,714,300)                     (3,714,300)
                                   ------------                     -----------

    Net property and equipment       25,218,700                      25,218,700
                                   ------------                     -----------

OTHER ASSETS
  Note receivable - related party       293,900      (293,900)(2)             0
  Other                                 671,000       (80,000)(3)       591,000
                                   ------------    -----------      -----------

                                        964,900      (373,900)          591,000
                                   ------------    -----------      -----------

                                   $ 33,069,900     $(643,200)      $32,426,700
                                   ------------    -----------      -----------
                                   ------------    -----------      -----------

See notes to Pro Forma Balance Sheet on page 11.

GATEWAY ENERGY CORPORATION
PRO FORMA BALANCE SHEET
AS OF NOVEMBER 30, 1996
(UNAUDITED)



LIABILITIES AND                     As Reported      Pro Forma
STOCKHOLDERS' EQUITY                 11/30/96       Adjustments      Pro Forma
                                     --------       -----------      ---------

CURRENT LIABILITIES
  Notes payable                     $ 1,133,100     $                $1,133,100
  Current maturities of
  long-term debt                      2,973,500                       2,973,500
  Accounts payable                    3,742,000                       3,742,000
  Accrued expenses                      720,300                         720,300
  Preferred dividends payable           549,400      (549,400)(4)             0
                                   ------------    -----------      -----------

    Total current liabilities         9,118,300      (549,400)        8,568,900
                                   ------------    -----------      -----------

Long-term debt, less current
  maturities                         10,111,500                      10,111,500

Subordinated Debt                             0     6,825,200(5)      6,825,200

Minority interests                    1,077,400                       1,077,400

Preferred stock of subsidiary           466,500      (466,500)(6)             0

Mandatory redeemable
  preferred stock                     7,809,500    (7,809,500)(7)             0

STOCKHOLDERS' EQUITY
  Preferred stock                         9,400        (9,400)(8)             0
  Common stock                          373,600     1,164,300(9)      1,537,900
  Additional paid-in capital         10,926,800       741,400(10)    11,668,200
  Accumulated deficit                (6,823,100)     (539,300)(11)   (7,362,400)
                                   ------------    -----------      -----------

    Total Stockholders' Equity        4,486,700     1,357,000         5,843,700
                                   ------------    -----------      -----------

                                   $ 33,069,900     $(643,200)      $32,426,700
                                   ------------    -----------      -----------
                                   ------------    -----------      -----------

See notes to Pro Forma Balance Sheet on page 11.

Notes to Pro Forma Balance Sheet

  (1) Includes additional expenses to be incurred in connection with implementing the Recapitalization and the payment of dividends in December 1996.

  (2) Reflects the cancellation of the Note Receivable from Pipeline Capital, Inc. in connection with the cancellation of Series O Preferred Stock.

  (3) Expenses incurred prior to November 30, 1996, in connection with the Recapitalization.

  (4)   Accrued dividends which are paid through the issuance of Subordinated
        Debt.

  (5) Subordinated Debt which will be issued in connection with the Recapitalization, including $919,400 for accrued dividends.

  (6) Conversion/Redemption of Series A Preferred Stock of Gateway Pipeline Company.

  (7) Conversion/Redemption of Series G and Series O Preferred Stock, including the amortization of unamortized Series G Offering costs.

  (8) Conversion/Redemption of all other Series of Preferred Stock; Series B, Series J, Series K, Series L, Series M, and Series N.

  (9) 4,653,000 shares of Common Stock issued in connection with the Recapitalization and Series G conversions at $.25 par value per share, after the reverse stock split.

  (10) The change in paid-in capital due to i) issuance of Common Stock, ii) expenses incurred in connection with the Plan, iii) write off of Series G Offering costs, and iv) elimination of all other offering costs on other preferred stock.

  (11)  Additional dividends to be accrued through February 28, 1997.

GATEWAY ENERGY CORPORATION
PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED  NOVEMBER 30, 1996
(UNAUDITED)


                                    As Reported       Pro Forma
                                     11/30/1996     Adjustments       Pro Forma
                                     ----------     -----------       ---------

Operating revenues                 $ 17,581,100     $              $ 17,581,100

Operating costs and expenses         16,272,600                      16,272,600
                                   ------------                      -----------

Operating profit                      1,308,500                       1,308,500
Interest expense                     (1,107,400)       (512,000)(1)  (1,619,400)
Other income (expense)                 (398,900)                       (398,900)
                                   ------------     -----------      -----------

Loss before taxes                      (197,800)       (512,000)       (709,800)
Income taxes                                 0                0               0
                                   ------------     -----------      -----------

Net Loss                               (197,800)       (512,000)       (709,800)
Provision for preferred
dividends(3)                          2,695,400       2,695,400(2)            0
                                   ------------     -----------      -----------

Net loss for per common shares     $ (2,893,200)    $ 2,183,400      $(709,800)
                                   ------------     -----------      -----------
                                   ------------     -----------      -----------

Primary loss per share             $      (0.09)                      $   (0.12)
                                   ------------                      -----------
                                   ------------                      -----------

Shares used in calculation           33,651,400                       5,999,100
                                   ------------                      -----------
                                   ------------                      -----------


Notes to Pro Forma Statement of Operations

(1) Interest expense on the $6,825,200 Subordinated Debt issued in connection with the Recapitalization.

(2) Delete the provision for preferred stock dividends including amortization of offering costs and the charge for settlement with Pipeline Capital, Inc.

(3) Includes accrued for preferred dividends, amortization of Series G offering costs and the charge related to the settlement with Pipeline Capital, Inc.

(4) Reflects the 1 for 25 reverse stock split, shares issued in the Recapitalization and Series G conversions after November 30, 1996.

             PROJECTED STATEMENTS OF CASH GENERATED BEFORE WORKING
                                 CAPITAL CHANGES

     The accompanying forecasted statements present, to the best of management's knowledge and belief, the Company's expected operating income before depreciation, interest and taxes and cash generated before working capital changes for each of the fiscal years in the period ending February 29, 2000. Accordingly, the forecasted statements reflect management's judgment as of February 12, 1997, the date of these statements, of the expected conditions and its expected course of action. This presentation is intended for use by the Preferred Stockholders in evaluating the Recapitalization and should not be used for any other purpose. Numerous factors may cause the Company's actual financial results for the periods indicated to differ from these expectations and such factors include items which are not within the control of the Company or its management, such as general economic conditions, competitive factors in the oil and gas industry, gas pricing fluctuations and other matters described in more detail under the caption "Factors Affecting Future Results" appearing on Page 13 of Form 10-KSB for the year ended February 29, 1996. Accordingly, the actual financial results of the Company for the periods depicted in the forecasts could be materially different from those shown in the forecasts. Because future operating results are difficult to predict with accuracy, the Company makes no warranty of any kind with respect to the accuracy or completeness of the forecasts and Preferred Stockholders are cautioned not to attribute undue certainty to the forecasts. The forecasted statements present operating income before depreciation, interest and taxes. Accordingly, it is not intended to be a forecast of financial position, results of operations or cash flows. The forecasted statements were not compiled, reviewed or audited by the Company's independent accountants or other independent financial advisors to the Company.

     The Company intends to employ an experienced industry executive in Houston who will be responsible for all joint venture operations and supervise the operations of the Company owned properties. The Company will analyze its existing joint venture operations and attempt to increase the operating net income of these properties through higher gathering and transportation volumes and reduced operating expenses. The Company expects to ultimately receive at least a portion of the management fees currently paid to the joint venture partners, or at a minimum, reduce the management fees.

     Except for reduced operating expenses, the expected improvement in the joint venture properties has not been fully reflected in the accompanying projections. Until these properties are reviewed closely it is difficult to predict future improvements. Therefore, net operating revenue from these properties is expected to be relatively constant except for volume increases due to additional drilling and well connections which are currently in process.

     The Company also intends to invest the funds necessary to improve and enhance its existing properties. After the Recapitalization, cash flow generated from operations is expected to be sufficient to fund capital additions. Reserves behind the pipeline systems are a declining asset, therefore, these additions are necessary to maintain volumes and revenues at current levels. The accompanying projections do not specifically include increases in revenues from these capital improvements.

     The projections include only the properties owned by the Company as of February 1997 with the exception of acquisitions projected to be made at the beginning of 1999 and 2000. February 28, 1997 amounts include actual results for the nine months ended November 30, 1996, plus the revenues and expenses estimated for the three months ending February 28, 1997. The following assumptions form the basis of the projections:

     1) Operating Revenues. The increase in revenues, except for acquisitions, is due primarily to:

          A) Revenues from Castex Energy 1995, L.P. as based on daily volumes of approximately 7,200 MMBtu in 1998, 7,100 MMBtu in 1999 and 6,400 MMBtu in 2000. The initial increase in volumes is due to continued development and drilling of partnership prospects. Prices are expected to remain constant at $2.25 per MMBtu.

          B) Weather in Caddo County Oklahoma, the area served by Fort Cobb Irrigation and Fuel Authority, is forecasted to be normal over the next three years. To be conservative, average annual retail sales are estimated to be 80% of the ten year average retail sales for the year. The average retail sales price is estimated to be $5.20 per MMBtu, with a gas purchase cost of $2.30 per MMBtu.

          C) The Fort Cobb utility transmission system is also used as a gathering system by Caddo Gas. It is the Company's plan to continue to connect wells on this system and increase the volumes available for resale. The Company expects to expand its markets in the area through the connection of industrial users or acquisition of small surrounding utilities. Currently, production into the Caddo Gas system averages approximately 1,500 MMBtu per day. Volumes per day are projected to increase to 2,000 MMBtu in 1998, 3,000 MMBtu in 1999 and 3,250 MMBtu in 2000.
               Gas sales price is estimated to be $2.30 throughout the period. The Company believes that the low pressure nature of the Caddo Gas gathering system will attract producers and that there are sufficient natural gas reserves in the area to meet these projections.

     2) Total Operating Expenses. Margins on natural gas transported are expected to remain relatively constant throughout the periods. Other operating expenses are expected to decline in 1998 reflecting the elimination of legal fees in 1997 associated with a joint venture gas purchase contract and efficiencies resulting from the Company's more intense supervision of the joint venture managers and operators. Increases in 1999 and 2000 are the result of the acquisitions forecasted for those years as described below.

     General and administrative expenses are forecast to decrease by $305,000 in 1998. This savings results from the termination of Houston employees, reductions in audit and legal fees and reductions in other costs associated with office expenses. It is expected that travel and related costs will also decrease in 1998. General and administrative expenses are expected to increase 20% in 1999 and 2000 reflecting increased Company management and operation of joint venture properties and the acquisitions projected in 1999 and 2000.

     (3) Acquisitions. The projected statements include acquisitions to be made at the beginning of fiscal 1999 and 2000. A summary of those acquisitions is shown below.

                                           1999            2000
                                           ----            ----

     Property Cost                   $5,000,000      $8,000,000
     Total Revenue                    1,328,000      13,607,000
     Operating income before
       depreciation, interest
       and taxes                      1,108,000       1,773,000

     Financed by:
     Equity                           2,500,000       4,000,000
     Debt                             2,500,000       4,000,000

     Return on Equity                       20%             20%

     It is difficult to predict the exact nature of the acquisitions. Some gathering systems generate revenue exclusively from a tariff from volumes transported. Other gathering systems buy gas from producers and transport and resell the gas thereby making a profit on the margins in the "back to back" gas purchases and sales contracts and in certain cases, profit from processing the acquired gas. Generally the projections assume that the 1999 acquisition relies on tariff revenue and the 2000 acquisition relies on purchase and resale.

     4)   Debt Service.   Debt service cash expenditures reflect the principal
and interest of all debt financing utilized by the Company including the Castex Energy 1995 L.P. bank credit line, the Subordinated Debt issued in the Recapitalization, 2-year notes issued by GPC, and other miscellaneous obligations of the Company. Debt service in 1999 and 2000 also includes the requirements of the debt financing utilized to acquire the properties as described above.

     5) Capital Expenditures. Capital expenditures include drilling and development costs incurred by Castex Energy 1995, L.P. which are funded from funds generated from the partnership operations. Capital expenditures also include $300,000, $400,000 and $400,000 for the years 1998, 1999 and 2000, respectively, to improve and enhance the Company's currently owned properties.

     If the Company is successful in achieving the results in the accompanying forecasted statements, management believes it will have a positive impact on the trading price of the Company's Common Stock. Although management can make no guarantees, expressed or implied, as to the future trading price of its Common Stock, the Common Stock might be expected to trade at a multiple of 5 to 8 times operating income before depreciation, interest, and taxes, reflecting a valuation range that is typical for companies in this industry segment.

GATEWAY ENERGY CORPORATION
PROJECTED STATEMENTS OF CASH GENERATED BEFORE WORKING CAPITAL CHANGES FOR EACH OF THE FISCAL YEARS IN THE PERIOD ENDING FEBRUARY 29, 2000 (UNAUDITED)


                                         1997                1998                1999                2000
                                         ----                ----                ----                ----

Operating Revenues                $22,779,600         $24,785,200         $26,874,800         $38,561,300

Less Operating Expenses:
  Cost of Gas                      12,008,600          13,518,900          14,133,000          24,506,530
  Operating Expenses                3,758,100           3,518,800           3,585,000           3,534,000
  General & Administrative          1,956,800           1,651,000           1,981,000           2,370,000
                                  ------------       ------------        ------------        ------------

    Total operating expenses       17,723,500          18,688,700          19,699,000          30,410,530
                                  ------------       ------------        ------------        ------------

Operating Income before
  Depreciation, Interest
   & Taxes                          5,056,100           6,096,500           7,175,800           8,150,770

Cash Requirements:
  Preferred Stock Dividends         1,316,500                   0                   0                   0
  Debt Service                      3,568,900           4,781,000           5,489,500           5,986,100
  Capital Expenditures                569,200             944,000             900,000             700,000
  Income Taxes                         25,000             225,000             425,000             650,000
                                  ------------       ------------        ------------        ------------

    Total Other Deductions          5,479,600           5,950,000           6,814,500           7,336,100
                                  ------------       ------------        ------------        ------------

Cash Generated Before
  Working Capital Changes         $  (423,500)         $  146,500          $  361,300          $  814,670
                                  ------------       ------------        ------------        ------------
                                  ------------       ------------        ------------        ------------


See notes to Projected Statements on pages 13 through 15.

                     MECHANICS OF REDEMPTION AND CONVERSION

     The procedures for the mandatory redemption and mandatory conversion are set forth below:

     Upon receipt of the affirmative vote of a majority of the shares outstanding of each class of Preferred Stock approving the Recapitalization, the Company will mail written notice ("Notice") of such vote and a form ("Election Form") to each holder of Preferred Stock. The Notice and Election Form will be sent by first class mail to the Preferred Stockholder's address shown on the stock books of the Company. The Election Form will provide each holder with two options. First, the holder can elect to convert all or any portion of his or her Preferred Stock into Common Stock of the Company at the conversion rate set forth in the current Certificate of Designation. Alternatively, the holder can elect to receive the Recapitalization Securities as set forth in the Amended and Restated Certificate of Designation. Each holder will be required, within 14 days from the mailing of said Notice, to return the Election Form and his or her Preferred Stock certificate(s) to the Company. Receipt of the Election Form and Preferred Stock certificate(s) will serve as notice to the Company of the holder's election to convert all or any portion of his or her Preferred Stock to Common Stock at the conversion rate set forth in the current Certificate of Designation, or of his or her election to receive the Recapitalization Securities.

     In the event a holder does not return his or her Election Form and Preferred Stock certificate(s) within the 14 day period, the Company shall automatically redeem and convert the holder's Preferred Stock pursuant to the respective Amended and Restated Certificate of Designation, on the 25th day following the mailing of the Notice and Election Form. Such redemption and conversion, to the extent permitted by applicable law, shall be deemed to have been effective ("Effective Date") at the close of business on the 25th day following the mailing of the Notice and Election Form to all Preferred Stockholders.

     Upon the Effective Date, the Company will cause to be issued to the former Preferred Stockholders, certificates representing the Common Stock, Warrant Certificates representing the Warrants and promissory notes representing the Subordinated Debt, to all Preferred Stockholders electing to participate in the Recapitalization.

     Fractional shares of Preferred Stock will be mandatorily converted and redeemed on a pro rata basis. In calculating the number of shares of Common Stock to be issued to Preferred Stockholders in the Recapitalization, the Company will round any fractional share to the nearest whole share.

                            RECAPITALIZATION SUMMARY

     The chart on the next page sets forth a summary of the Recapitalization as it affects each series of Preferred Stock outstanding.

                           GATEWAY ENERGY CORPORATION

                                JANUARY 24, 1997

                            RECAPITALIZATION SUMMARY


                                     SERIES A      SERIES B       SERIES G        SERIES J       SERIES K
                                     --------      --------       --------        --------       --------

EXISTING PREFERRED STOCK             $537,500     $1,650,000     $7,934,840       $747,500       $750,000

PLUS: ACCRUED DIVIDENDS                13,438         99,000        515,910         37,445         45,000
                                     --------------------------------------------------------------------

TOTAL EXCHANGE BASIS                 $550,938     $1,749,000     $8,450,750       $784,945       $795,000

LESS: SUBORDINATED DEBT               190,813        643,500      3,134,406        284,120        292,500
                                     --------------------------------------------------------------------

COMMON STOCK EXCH. BASIS             $360,125     $1,105,500     $5,316,343       $500,825       $502,500

COMMON SHARES                         112,980        331,236      2,026,273        148,393        152,273

WARRANT SHARES                         10,750         33,000        156,697         14,950         15,000


                                     SERIES L      SERIES M       SERIES N        SERIES O
                                     --------      --------       --------        --------

EXISTING PREFERRED STOCK             $238,000       $437,500     $5,601,000       $693,000

PLUS: ACCRUED DIVIDENDS                14,280         26,250        168,030              0
                                     -----------------------------------------------------

TOTAL EXCHANGE BASIS                 $252,280       $463,750     $5,769,030       $693,000

LESS: SUBORDINATED DEBT                92,820        170,625      2,016,360              0
                                     -----------------------------------------------------

COMMON STOCK EXCH. BASIS             $159,460       $293,125     $3,752,670       $693,000

COMMON SHARES                          48,321         87,826      1,250,890        180,927

WARRANT SHARES                          4,769          6,760        112,020              0


                                     SERIES A      SERIES B       SERIES G        SERIES J
                                     --------      --------       --------        --------

PER $1,000 UNIT
---------------

EXISTING PREFERRED STOCK            $1,000.00      $1,000.00      $1,000.00      $1,000.00

PLUS: ACCRUED DIVIDENDS                $25.00         $60.00         $65.02         $50.09
                                    ---------      ---------      ---------      ---------

TOTAL EXCHANGE BASIS                $1,025.00      $1,060.00      $1,065.02      $1,050.09

LESS: SUBORDINATED DEBT               $355.00        $390.00        $395.02        $380.09
                                    ---------      ---------      ---------      ---------

COMMON STOCK EXCH. BASIS              $670.00        $670.00        $670.00        $670.00

COMMON SHARES ISSUED                   210.20         200.75         255.24         198.52

WARRANT SHARES                          20.00          20.00          20.00          20.00


                                     SERIES K      SERIES L       SERIES M        SERIES N
                                     --------      --------       --------        --------

EXISTING PREFERRED STOCK            $1,000.00      $1,000.00      $1,000.00      $1,000.00

PLUS: ACCRUED DIVIDENDS                $60.00         $60.00         $60.00         $30.00
                                    ---------      ---------      ---------      ---------

TOTAL EXCHANGE BASIS                $1,060.00      $1,060.00      $1,060.00      $1,030.00

LESS: SUBORDINATED DEBT               $390.00        $390.00        $390.00        $360.00
                                    ---------      ---------      ---------      ---------

COMMON STOCK EXCH. BASIS              $670.00        $670.00        $670.00        $670.00

COMMON SHARES ISSUED                   203.03         203.03         200.75         223.33

WARRANT SHARES                          20.00          20.00          20.00          20.00

                               SERIES A PER SHARE
                            RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $355.00   -    COUPON: 10% annually, with cash interest
                                   payable quarterly.    Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              - PAYMENT OF ACCRUED PREFERRED DIVIDEND: $25.00 represents the value of accrued but unpaid dividends owed on each share of Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series A Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions of Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

COMMON SHARES       210.20    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

                                   -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:
                                        None.

WARRANTS                 20        -    EXERCISE PRICE: $3.00 per share.

                                   -    ANTI-DILUTION:  Standard anti-dilution
                                        provisions. See "DESCRIPTION OF
                                        SECURITIES - COMMON STOCK PURCHASE
                                        WARRANTS TO BE ISSUED IN THE
                                        RECAPITALIZATION".

                                   -    TIME OF EXERCISE:  Exercisable
                                        immediately.

                                   -    EXPIRATION DATE:  Five years from
                                        Effective Date.


     As part of the Recapitalization, holders of Series A Preferred Stock will vote to amend their Certificate of Designation. As of January 24, 1997 there were 537.50 shares of Series A Preferred Stock outstanding. Each holder of Preferred Stock will receive a copy of their respective Amended and Restated Certificate of Designation with this Information Statement. After the Recapitalization there will be no Series A Preferred Stock outstanding.

     Material changes proposed to the SERIES A CERTIFICATE OF DESIGNATION for Gateway Pipeline Company, a wholly owned subsidiary of the Company, include the following:

     - DIVIDENDS: The 10% cumulative dividend and the participating rate of 3% based upon an earnings return to Gateway Pipeline Company from certain natural gas properties shall cease to exist. Following the Recapitalization, prior holders of Series A shall own Common Stock of the Company and be entitled to dividends, if and when declared by the Board. The value of the dividends which have accrued on the Series A through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     - REDEMPTION: The Company has the ability to call the Preferred Stock at any time after the second anniversary of issuance at a redemption price equal to $1,000 per share. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series A Preferred Stock have a liquidation preference to receive, out of assets of the Company's subsidiary, Gateway Pipeline Company, which are available for distribution to stockholders and before any distribution of assets is made to Common Stockholders or Junior Stockholders, the amount of $1,000 per share plus any accrued and unpaid dividends. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION RIGHTS: Holders of Series A Preferred Stock have the right, under the current Certificate of Designation, commencing on the second anniversary from the date of issuance of their shares, to convert any or all shares into the number of shares of Common Stock of the Company determined by dividing $1,000 plus any accrued and unpaid dividends for each preferred share to be converted by the then effective Conversion Price (currently defined as an amount equal to 85% of the average bid price for the Company's Common Stock for the ninety (90) days previous to conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have fourteen (14) days to convert all or any portion of their Preferred Stock to Common Stock at the rate currently described in the Certificate of Designation as an alternative to receiving the Recapitalization Securities.

                            SERIES B AND M PER SHARE
                            RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $390.00   -    COUPON:  10%  annually,  with  cash interest
                                   payable quarterly.  Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              - PAYMENT OF ACCRUED PREFERRED DIVIDEND: $60.00 represents the value of accrued but unpaid dividends owed on each share of Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series B & M Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions of Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

COMMON SHARES       200.75    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

WARRANTS              20      -    EXERCISE PRICE: $3.00 per share.

                              -    ANTI-DILUTION:  Standard anti-dilution
                                   provisions. See "DESCRIPTION OF SECURITIES -
                                   COMMON STOCK PURCHASE WARRANTS TO BE ISSUED
                                   IN THE RECAPITALIZATION".

                              -    TIME OF EXERCISE:  Exercisable immediately.

                              -    EXPIRATION DATE:  Five years from Effective
                                   Date.

     As part of the Recapitalization, holders of Series B and M Preferred Stock will vote to amend their respective Certificate of Designation. As of January 24, 1997 there were 1,650 shares of Series B Preferred Stock and 437.50 shares of Series M Preferred Stock outstanding. Each holder of Preferred Stock will receive a copy of their respective Amended and Restated Certificate of Designation with this Information Statement. After the Recapitalization, there will be no Series B and M Preferred Stock outstanding.

     Material changes proposed to the SERIES B CERTIFICATE OF DESIGNATION and SERIES M CERTIFICATE OF DESIGNATION include the following:

     - DIVIDENDS: The 12% cumulative dividend shall cease to exist. Following the Recapitalization, prior holders of Series B Preferred Stock shall own Common Stock and be entitled to dividends, if and when declared by the Board. The value of dividends which have accrued on the Series B Preferred Stock through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     - REDEMPTION: The Company has the option at any time after the fourth anniversary of the date of issuance to redeem any shares of the Series B Preferred Stock at a redemption price of $1,000 per share plus any accrued and unpaid dividends. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series B Preferred Stock have a liquidation preference to receive, out of the assets of the Company available for distribution to the Stockholders, but before any distribution of assets is made to the Common Stockholders or Junior Stockholders, the amount of $1,000 per share, plus an amount equal to all accrued and unpaid dividends. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION RIGHTS: Holders of the Series B Preferred Stock have the right under the current Certificate of Designation, commencing on the second anniversary from the date of issuance of the shares, to convert any or all shares into the number of shares of Common Stock of the Company determined by dividing $1,000 plus any accrued and unpaid dividends for each Preferred Share to be converted by the then effective Conversion Price (currently Conversion Price for Series B and Series M Preferred Stock is defined as an amount equal to 89% of the average bid price of the Common Stock for the ninety (90) days previous to the conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have fourteen (14) days to convert all or any portion of their Preferred Stock to Common Stock at the rate currently described in the Certificate of Designation as an alternative to receiving the Recapitalization Securities.

                  SERIES G PER SHARE RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $395.02   -    COUPON:  10% annually, with cash interest
                                   payable quarterly.  Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              -    PAYMENT OF ACCRUED PREFERRED DIVIDEND:
                                   $65.02 represents the value of accrued but unpaid dividends owed on each share of the Series G Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series G Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions received from Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

COMMON SHARES       255.24    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

WARRANTS                20    -    EXERCISE PRICE: $3.00 per share.

                              -    ANTI-DILUTION:  Standard anti-dilution
                                   provisions. See "DESCRIPTION OF SECURITIES -
                                   COMMON STOCK PURCHASE WARRANTS TO BE ISSUED
                                   IN THE RECAPITALIZATION".

                              -    TIME OF EXERCISE:  Exercisable immediately.

                              -    EXPIRATION DATE:  Five years from Effective
                                   Date.

     As part of the Recapitalization, holders of each class of Preferred Stock will vote to amend their respective Certificate of Designation. As of January 24, 1997 there were 7,934.84 shares of Series G Preferred Stock outstanding. Each holder of Preferred Stock will receive a copy of their respective Amended and Restated Certificate of Designation with this Information Statement. After the Recapitalization, there will be no Series G Preferred Stock outstanding.

     Material changes proposed to the SERIES G CERTIFICATE OF DESIGNATION include the following:

     - RANK: Under the Amended and Restated Certificate of Designation, all shares of Series G shall be redeemed, converted and retired on the Effective Date. Holders of Series G shall receive, as partial consideration for the conversion, Common Stock of the Company. Thus, as a Common Stockholder they will no longer, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, rank prior to the Common Stock or on a parity with other issued classes or series of the Company's Preferred Stock.

     - SECURITY: The first security interest created in favor of the holders of Series G Preferred Stock in the Operating Properties (as defined in the current Certificate of Designation) shall cease to exist.

     - DIVIDENDS: The 12% cumulative dividend (which accrues even if not declared by the Board) shall cease to exist. Following the Recapitalization, prior holders of Series G shall own Common Stock and be entitled to dividends, if and when declared by the Board. The value of the dividends which have accrued on the Series G Preferred Stock through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     - REDEMPTION: Currently the holders of Series G Preferred Stock are entitled to have the Company redeem their stock on the second and third anniversaries following the date of issuance for $1,000 per share plus accrued and unpaid dividends. In addition, the Company is currently required to redeem all outstanding Series G Preferred Stock commencing on the fourth anniversary date from issuance for $1,000 plus any accrued and unpaid dividends. The Company can extend said redemption date up to 72 months following the date of issuance but is required to pay $1,050 per share, plus accrued and unpaid dividends, for any shares redeemed at an extended redemption date of 60 months, and $1,100 plus accrued and unpaid dividends, for any shares redeemed at an extended redemption date of 72 months. There will be no redemption provisions applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series G Preferred Stock currently have a liquidation preference to receive, out of assets from the sale or disposition of the Operating Properties, and to the extent of any deficit, out of the assets of the Company available for distribution to Stockholders, the amount of $1,000 plus accrued and unpaid dividends. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION RIGHTS: The holders of Series G Preferred Stock, commencing on the second anniversary from the date of issuance of their shares, have the right to convert any and all shares of Preferred Stock into a number of shares of Common Stock determined by dividing $1,000 plus any accrued and unpaid dividends by the then effective Conversion Price (currently Conversion Price is defined as an amount equal to 70% of the average bid price of the Company's Common Stock for the ninety (90) days prior to the conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have 14 days to convert all or any portion of their Preferred Stock to Common Stock at the rate currently described in the Certificate of Designation, as an alternative to receiving the Recapitalization Securities.

                               SERIES J PER SHARE
                            RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $380.09   -    COUPON:  10% annually, with cash interest
                                   payable quarterly.  Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              - PAYMENT OF ACCRUED PREFERRED DIVIDEND: $50.09 represents the value of accrued but unpaid dividends owed on each share of Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series J Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions of Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

COMMON SHARES       198.52    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

WARRANTS             20       -    EXERCISE PRICE: $3.00 per share.

                              -    ANTI-DILUTION:  Standard anti-dilution
                                   provisions. See "DESCRIPTION OF SECURITIES -
                                   COMMON STOCK PURCHASE WARRANTS TO BE ISSUED
                                   IN THE RECAPITALIZATION".

                              -    TIME OF EXERCISE:  Exercisable immediately.

                              -    EXPIRATION DATE:  Five years from Effective
                                   Date.

     As part of the Recapitalization, holders of Series J Preferred Stock will vote to amend their Certificate of Designation. As of January 24, 1997, there were 747.50 shares of Series J Preferred Stock outstanding. Each holder of Series J Preferred Stock will receive a copy of their Amended and Restated Certificate of Designation with this Information Statement. After the Recapitalization, there will be no shares of Series J Preferred Stock outstanding.

     Material changes proposed to the SERIES J CERTIFICATE OF DESIGNATION include the following:

     - DIVIDENDS: The 10% cumulative dividend and the participating rate of up to 5% based on the Company's share of earnings from specified joint venture properties shall cease to exist. Following the Recapitalization, prior holders of Series J shall own Common Stock of the Company and be entitled to dividends, if and when declared by the Board. The value of the dividends which have accrued on the Series J Preferred Stock through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     - REDEMPTION: The Company has the option at any time after the fourth anniversary of the date of issuance to redeem the shares of Series J Preferred Stock at the redemption price of $1,000 per share plus accrued and unpaid dividends. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series J Preferred Stock have a liquidation preference to receive, out of assets of the Company available for distribution to stockholders, and before any distribution of assets is made to Common Stockholders or Junior Stockholders, the amount of $1,000 per share plus any accrued and unpaid dividends. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION: Holders of Series J Preferred Stock have the right under the current Certificate of Designation, commencing on the second anniversary from the date of issuance of the shares, to convert any or all of their shares into a number of shares of Common Stock of the Company determined by dividing $1,000 plus any accrued and unpaid dividends by the then effective Conversion Price (currently Conversion Price is defined as an amount equal to 90% of the average bid price of the Company's Common Stock for the ninety (90) days previous to the conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have fourteen (14) days to convert all or any portion of their Preferred Stock to Common Stock at the rate currently described in the Certificate of Designation as an alternative to receiving the Recapitalization Securities.

                            SERIES K AND L PER SHARE
                            RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $390.00   -    COUPON:  10% annually, with cash interest
                                   payable quarterly.  Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              - PAYMENT OF ACCRUED PREFERRED DIVIDEND: $60.00 represents the value of accrued but unpaid dividends owed on each share of Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series K and L Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions of Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

COMMON SHARES       203.03    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

WARRANTS             20       -    EXERCISE PRICE: $3.00 per share.

                              -    ANTI-DILUTION:  Standard anti-dilution
                                   provisions. See "DESCRIPTION OF SECURITIES -
                                   COMMON STOCK PURCHASE WARRANTS TO BE ISSUED
                                   IN THE RECAPITALIZATION".

                              -    TIME OF EXERCISE:  Exercisable immediately.

                              -    EXPIRATION DATE:  Five years from Effective
                                   Date.

     As part of the Recapitalization, holders of Series K and L Preferred Stock will vote to amend their respective Certificate of Designation. As of January 24, 1997 there were 750 shares of Series K Preferred Stock and 238 shares of Series L Preferred Stock outstanding. Each holder of Preferred Stock will receive a copy of their respective Amended and Restated Certificate of Designation, with this Information Statement. After the Recapitalization, there will be no Series K and L Preferred Stock outstanding.

     Material changes proposed to the SERIES K AND L CERTIFICATES OF DESIGNATION include the following:

     -    DIVIDENDS:     The 12% cumulative dividend shall cease to exist.
Following the Recapitalization, prior holders of Series K and L Preferred Stock shall own Common Stock and be entitled to dividends, if and when declared by the Board. The value of dividends which have accrued on the Series K and L Preferred Stock through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     - REDEMPTION: The Company has the option at any time after the fourth anniversary of the date of issuance of the Series K and L Preferred Stock to redeem such shares at the redemption price of $1,000 per share plus any accrued and unpaid dividends. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series K and L Preferred Stock have a liquidation preference to receive, out of the assets of the Company available for distribution to Stockholders, but before any distribution of assets is made to the Common Stockholders or Junior Stockholders, the amount of $1,000 per share, plus an amount equal to all accrued and unpaid dividends thereon to date. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION RIGHTS: Holders of Series K and L have the right, commencing on the second anniversary from the date of issuance of the shares, to convert any or all shares into the number of shares of Common Stock of the Company determined by dividing $1,000 plus any accrued and unpaid dividends for each preferred share to be converted by the then effective Conversion Price (currently Conversion Price is defined for Series K and L as an amount equal to 88% of the average bid price of the Company's Common Stock for the ninety (90) days previous to the conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have fourteen (14) days to convert all or any portion of their Preferred Stock to Common Stock at the rate currently described in the Certificate of Designation as an alternative to receiving the Recapitalization Securities.

                  SERIES N PER SHARE RECAPITALIZATION PROPOSAL

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

SUBORDINATED DEBT   $360.00   -    COUPON:  10%  annually, with cash interest
                                   payable quarterly.  Market priced Common
                                   Stock can be replaced for cash interest
                                   payments.

                              - AMORTIZATION: Seven year maturity, with five equal yearly principal payments beginning on or about March 1, 2000.

                              - REDEMPTION: Callable at any time at the option of the Company at par plus accrued interest.

                              - SUBORDINATION: Subordinated to any senior obligations of the Company.

                              - PAYMENT OF ACCRUED PREFERRED DIVIDEND: $30.00 represents the value of accrued but unpaid dividends owed on each share of Series N Preferred Stock through February 28, 1997.

                              - POSSIBLE ADDITIONAL INTEREST: Each share of Series N Preferred Stock is entitled to receive .0014% of the Company's interest in any cash distributions of Castex Energy 1995, L.P. See "DESCRIPTION OF SECURITIES - SUBORDINATED DEBT AND ADDITIONAL INTEREST PROVISIONS".

COMMON SHARES       223.33    -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

WARRANTS             20       -    EXERCISE PRICE: $3.00 per share.

                              -    ANTI-DILUTION:  Standard anti-dilution
                                   provisions. See "DESCRIPTION OF SECURITIES -
                                   COMMON STOCK PURCHASE WARRANTS TO BE ISSUED
                                   IN THE RECAPITALIZATION".

                              -    TIME OF EXERCISE:  Exercisable immediately.

                              -    EXPIRATION DATE:  Five years from Effective
                                   Date.


     As part of the Recapitalization, holders of each class of Preferred Stock will vote to amend their respective Certificate of Designation. As of January 24, 1997 there were 5,601 shares of Series N Preferred Stock outstanding. Each holder of Preferred Stock will receive a copy of their respective Amended and Restated Certificate of Designation with this Information Statement. After the Recapitalization, there will be no shares of Series N Preferred Stock outstanding.

     Material changes proposed to the SERIES N CERTIFICATE OF DESIGNATION include the following:

     - RANK: Under the Amended and Restated Certificate of Designation, all shares of Series N Preferred Stock shall be redeemed, converted and retired on the Effective Date. Holders of Series N shall receive, as partial consideration for the conversion, Common Stock of the Company. Thus, as a Common Stockholder they will no longer, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, rank prior to the Common Stock or on a parity with other issued classes or series of the Company's Preferred Stock.

     - DIVIDENDS: The 12% cumulative dividend (which accrues even if not declared by the Board) shall cease to exist. Following the Recapitalization, prior holders of Series N Preferred Stock shall own Common Stock and be entitled to dividends, if and when declared by the Board. The value of dividends which have accrued on the Series

N Preferred Stock through February 28, 1997 shall be added to the face value of the Subordinated Debt received in the mandatory redemption.

     -    REDEMPTION:  The Corporation has the ability to call the stock thirty
(30) days after the second anniversary of issuance of any shares of the Series N Preferred Stock at a redemption price equal to $1,000 per share plus accrued and unpaid dividends. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holders of Series N Preferred Stock have a liquidation preference to receive, out of the assets of the Company available for distribution to Stockholders, but before any distribution of assets is made to the Common Stockholders or Junior Stockholders, the amount of $1,000 per share, plus an amount equal to all accrued and unpaid dividends thereon to date. Following the Recapitalization, no such liquidation preference shall exist.

     - CONVERSION RIGHTS: Holders of Series N Preferred Stock have the right under the current Certificate of Designation, commencing on the second anniversary from the date of issuance of their shares, to convert any or all of their shares into a number of shares of Common Stock of the Company determined by dividing $1,000 plus any accrued and unpaid dividends by the then effective Conversion Price (currently the Conversion Price is an amount equal to 80% of the average bid price of the Company's Common Stock for the ninety (90) days prior to conversion). After the Recapitalization, such conversion rights shall cease to exist. The Company, however, will notify each Preferred Stockholder of the vote on the Recapitalization and each Preferred Stockholder will have 14 days to convert all or any portion of their Preferred Stock into Common Stock at the rate currently described in the Certificate of Designation as an alternative to receiving the Recapitalization Securities.

                      SERIES O RECAPITALIZATION PROPOSAL(1)
RECAPITALIZATION
   SECURITY          AMOUNT                     FEATURES
----------------     ------                     --------

COMMON SHARES       180,927   -    DIVIDENDS:  Holders shall be entitled to any
                                   dividends when and if declared by the
                                   Company's Board.

                              -    VOTING RIGHTS:  Same as existing Common
                                   Stockholders.

                              -    REDEMPTION, LIQUIDATION, OTHER RIGHTS:  None.

(1) See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for further discussion on the terms of the Series O Exchange Proposal.

     As part of the Recapitalization, holders of each class of Preferred Stock will vote to amend their respective Certificate of Designation. As of January 24, 1997 there was one share of Series O Preferred Stock outstanding. The holder of Series O Preferred Stock will receive a copy of its Amended and Restated Certificate of Designation with this Information Statement. If the outstanding share is voted in favor of the Recapitalization, the sole outstanding share of Series O Preferred Stock will be converted into Common Stock of the Company. After the Recapitalization, there will be no Series O Preferred Stock outstanding.

     Material changes proposed to the SERIES O CERTIFICATE OF DESIGNATION include the following:

     - RANK: Under the Amended and Restated Certificate of Designation, the sole share of Series O shall be converted into Common Stock and retired on the Effective Date. Thus, as a Common Stockholder it will no longer, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, rank prior to the Common Stock or on a parity with other issued classes or series of the Company's Preferred Stock.

     - REDEMPTION: Currently, the holder of the sole share of Series O Preferred Stock is entitled, under certain circumstances, to have the Company redeem the share of Series O Stock on July 1, 2000 for an amount equal to 10% of the fair market value (as defined in the current Certificate of Designation) of the Company. There will be no redemption provision applicable to the Common Stock received in the Recapitalization.

     - LIQUIDATION PREFERENCE: The holder of the Series O Preferred Stock currently has a liquidation preference to receive a payment equal to 10% of the remaining assets of the Company, after payment of all debts and obligations of the Company senior to the Series O Preferred Stock and any distributions required to be made to the holders of the Series G Preferred Stock. Following the Recapitalization, no such liquidation preference shall exist.

     - SALE OF MAJORITY OWNERSHIP: Currently the holder of the Series O Preferred Stock has the right upon merger of the Company, the sale of all or substantially all of the assets of the Company, or the sale or exchange of the majority or more of the outstanding Common Stock of the Company, to receive at the holders option either cash equal to 10% of the value of the consideration received for the total equity of the Company or 10% of the securities, cash and other consideration actually paid by the acquiring party. Following the Recapitalization, no such entitlement shall exist.

     - DEDUCTION ON FAIR MARKET VALUE PAYMENT: Currently, the Company has the right to deduct, in the event of any payment pursuant to the current Certificate of Designation of 10% of the fair market value of the Company, any and all amounts due and owing the Company by the holder of the Series O Preferred Stock pursuant to a $278,728 promissory note of Pipeline Capital, Inc. As part of the Recapitalization, the Company shall forgive this indebtedness and this provision shall not be included in the Amended and Restated Certificate of Designation.

     - INCREASE IN PERCENTAGE PAYMENT: Currently, the holder of the Series O Preferred Stock has the ability, pursuant to a provision in the $480,000 promissory note from the Company, upon the happening of certain events, to increase payment of 10% of the fair market value to 20% of the fair market value. This right was negotiated in lieu of collateral or other security which was not available at the time the promissory note was executed. Following the Recapitalization, management intends to seek a modification of the terms of this note.

                               MARKET INFORMATION

     The Company's Common Stock is traded in the over-the-counter market on the bulletin board section of NASDAQ. The closing bid prices shown reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions. The prices do not reflect the 1 for 25 reverse stock split which will be effected on the Effective Date of the Recapitalization.

QUARTER ENDING                     HIGH             LOW

May 31, 1994                       $.50           $.375
August 31, 1994                     .50            .375
November 30, 1994                 .9375             .48
February 28, 1995                   .80             .50

QUARTER ENDING                     HIGH             LOW

May 31, 1995                     $.6875          $.4375
August 31, 1995                     .75             .50
November 30, 1995                  .625            .375
February 28, 1996                   .50            .375

QUARTER ENDING                    HIGH              LOW

May 31, 1996                    $ .4375         $ .1875
August 31, 1996                   .3125           .1563
November 30, 1996                .21875          .07813
December 1, 1996 -
  January 15, 1997               .14063           .0700

                         FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of management, the proposed exchange of Preferred Stock for Common Stock, Subordinated Debt with the attached net profits interest in Castex Energy 1995, L.P. and Common Stock Purchase Warrants, should qualify as a recapitalization of stock under IRC Section 368(a)(1)(E). As such, a Preferred Stockholder would recognize gain only if the fair market value of the newly issued Common Stock, Subordinated Debt with net profits interest in Castex Energy 1995 L.P. and Common Stock Purchase Warrants exceed the stockholder's tax basis in the Preferred Stock transferred to the Company. Any gain recognized would be limited to the fair market value of the Subordinated Debt with the attached Castex Energy 1995 L.P. profits interest. Management believes it is unlikely that the fair market value of the Recapitalization Securities to be received by a Preferred Stockholder would exceed the tax basis in the stock transferred to the Company, and in that event, no gain would be recognized. However, management advises that each stockholder discuss the transaction with their tax advisor since the tax consequences may be dependent upon facts and circumstances unique to a particular stockholder.

                            DESCRIPTION OF SECURITIES

     GENERAL. Share amounts for Common Stock described below assume the 1 for 25 reverse stock split has been effected.

     COMMON STOCK. The Company currently is authorized to issue up to 75,000,000 shares of Common Stock, par value $.01 per share. As an initial part of the Recapitalization, the Common Stockholders approved effecting a 1 for 25 reverse stock split, increasing the par value to $.25 per share and reducing the total authorized Common Stock to 10,000,000 shares on the Effective Date of the Recapitalization. If the Recapitalization is effected and, assuming all currently outstanding shares of Preferred Stock are mandatorily converted and redeemed, the Company would have approximately 6,147,400 shares of Common Stock outstanding on the Effective Date of the Recapitalization.

     VOTING RIGHTS. Each holder of Common Stock is entitled to one vote for each share held, including the election of directors.

     PRE-EMPTIVE RIGHTS. The holders of Common Stock have no pre-emptive rights to purchase or subscribe for any stock of the Company now or hereafter authorized or for securities convertible into such stock.

     LIQUIDATION. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment of creditors and other debts and liabilities.

     DIVIDENDS. Each outstanding share of Common Stock is entitled to participate equally in dividends if, when and as declared by the Board of Directors.

     REDEMPTION, SINKING FUND, AND CONVERSION. There are no redemption, sinking fund, or conversion rights with respect to the shares of Common Stock.

     NONASSESSABILITY. All shares of Common Stock currently outstanding are validly issued, fully paid and nonassessable.

     TRANSFER AGENT AND REGISTRAR. American Stock Transfer & Trust Co. is the transfer agent and registrar for the Common Stock.

     PREFERRED STOCK. Upon the completion of the Recapitalization, the Company will have no outstanding Preferred Stock. The Company will have authority under the Amended and Restated Certificate of Incorporation to issue 10,000 shares of Preferred Stock with such rights and obligations as shall be determined from time to time by the Board of Directors.

     OPTIONS, WARRANTS AND OTHER CONVERTIBLE INSTRUMENTS. The Company currently has options outstanding to purchase 13,000 shares of Common Stock under the Company's 1994 Incentive and Non-Qualified Stock Option Plan, pursuant to which 7,000 shares still remain available for issuance. The outstanding options are exercisable at $6.25 per share. The Company currently has outstanding warrants to purchase 168,300 shares of Common Stock. Of these warrants, 500 shares were issued to an officer of the Company and are exercisable at $4.00 per share and the remainder were issued in connection with certain bridge loans and are exercisable at $3.00 per share.

     In July 1996, the Company issued two year convertible notes in the amount of $739,200, the proceeds of which were used to repay other lending. The notes are convertible into Common Stock at $3.75 per share.

     COMMON STOCK PURCHASE WARRANTS TO BE ISSUED IN THE RECAPITALIZATION. If the Recapitalization is effected and all currently outstanding Preferred Stock is mandatorily converted and redeemed, the Company will issue Warrants to purchase a total of 357,927 shares of Common Stock. The Warrants will be exercisable at any time over a period of five years from the date of issuance at $3.00 per share. The Warrants will contain standard anti-dilution provisions in the event of stock splits, stock dividends, recapitalizations or the merger or sale of assets of the Company where the Company is not the surviving or controlling entity. Warrant holders may also surrender Common Stock and/or Subordinated Debt in exercise of the Warrants.

     SUBORDINATED DEBT. If the Recapitalization is effected and all of the outstanding Preferred Stock is mandatorily converted and redeemed, the Company will issue $6,825,200 principal amount of Subordinated Debt, including $919,400 relating to accrued and unpaid dividends on the preferred stock. The Subordinated Debt will be issued in the form of promissory notes ("Notes") of the Company. For each outstanding share of Preferred Stock, the Company will issue $330 principal amount of Notes plus an additional amount representing accrued but unpaid dividends on the Preferred Stock through February 28, 1997. The Notes will have the following provisions:

     INTEREST RATE. The Notes will bear interest at the rate of 10% per annum with cash interest paid quarterly. The Company may pay interest with market price Common Stock rather than cash.

     TERM AND AMORTIZATION. The Notes will mature March 1, 2004. The principal will be paid in five annual equal installments commencing March 1, 2000. The notes will be callable at any time at the option of the Company at par value plus accrued and unpaid interest.

     SUBORDINATION. The Notes will be subordinated to all senior obligations of the Company other than obligations to Common and any future Preferred Stockholders.

     ADDITIONAL INTEREST PROVISION. In addition to the 10% interest rates, the Notes will contain an additional interest provision equal to .0014% per share of Preferred Stock redeemed, the calculation of which is determined by any operating cash distributions from the Company's limited partnership interest in Castex Energy 1995, L.P. ("Castex L.P."). Castex L.P. is a Texas limited partnership engaged in the ownership and development of producing oil and gas properties, all of which are currently located in Louisiana. The Company owns approximately a 67% interest in Castex L.P. The general partner is Castex Energy, Inc., a non affiliated Texas corporation.

     As of November 30, 1996, Castex L.P. had assets of approximately $15,000,000 and for the nine months then ended had total revenues of approximately $3,700,000 and net income of approximately $300,000. For such period, it had cash flow, including depletion of approximately $1,900,000 and partners' equity of approximately $2,800,000. Substantially all of the assets and limited partnership interests are pledged to a bank to secure approximately $11,700,000 of indebtedness of Castex L.P. Distributions of operating cash are
made at the discretion of the General Partner.   Currently, Castex L.P. does not
distribute any of this cash flow to its partners; rather the partnership is using such cash flow to reduce its bank debt and to reinvest in developing properties. Although it is not possible predict with accuracy when the General Partner of Castex L.P. may commence making cash distributions, some distributions might be expected in approximately eighteen months. Additional interest to be paid to the noteholder attributable to any operating cash distributions received by the Company from Castex L.P. shall be paid quarterly. The holders of the Notes shall be entitled to receive this additional interest, if any, until the Notes are repaid in full. In addition, noteholders shall be entitled to the following:

     (a)  UPON PREPAYMENT OF THE NOTES PRIOR TO MARCH 1, 2002.   In the event
the Company prepays the principal and accrued interest on the Notes prior to March 1, 2002, the Company shall transfer to an independent trustee a contractual right to receive the total percentage amount of the operating cash distributions from Castex L.P. relating to the principal amount of all Notes then outstanding. The Company shall then deposit such percentage of operating cash distributions directly with the independent trustee. The trustee shall distribute quarterly any cash received to the persons who were noteholders of record on the date the Notes were prepaid by the Company.

     In the event of the liquidation of Castex L.P., the sale of the Company's limited partnership interest in Castex L.P. or the sale of assets of the Company after prepayment of the Notes prior to March 1, 2002, the Company will pay to the independent trustee, for distribution to the noteholders of record as of the date of prepayment of the Notes, the Partnership Gain (Partnership Gain shall mean, as the context requires, .0014% multiplied by the total number of shares of Preferred Stock redeemed and converted pursuant to the Recapitalization, multiplied by either the appraisal amount, the cash received from the sale of the Company's limited partnership interest in Castex L.P. or the amount allocated to such interest in each event less the Company's basis in the limited partnership interest and less federal and state income taxes applicable to the gain).

     (b) UPON PREPAYMENT AFTER MARCH 1, 2002 OR FINAL PAYMENT OF THE NOTES. If the Company shall prepay the Notes after March 1, 2002, or shall pay the Notes at maturity, and the Company still owns its limited partnership interest in Castex L.P., the Company shall have such interest appraised and the Partnership Gain calculated utilizing an independent and recognized oil and gas appraisal firm. Each noteholder shall be entitled to receive a pro rata portion of Partnership Gain based upon an amount equal to the number of shares of Preferred Stock redeemed and converted by such noteholder pursuant to the Recapitalization.

     The Company may pay this Partnership Gain in cash or in Common Stock of the Company. Such payments shall be made 180 days from the final payment on the Notes.

     (c) LIQUIDATION OF CASTEX L.P., SALE OF LIMITED PARTNERSHIP INTEREST OR SALE OF THE COMPANY'S ASSETS. In the event of the liquidation of Castex L.P. or the sale of the Company's limited partnership interest in Castex L.P., the Company shall determine the Partnership Gain as described above. In the event of the sale of assets of the Company, the Company shall require that the amount payable with respect to its limited partnership interest in Castex L.P. be separately identified and the Partnership Gain then computed as described above. The payment of Partnership Gain to noteholders shall be made in cash or, at the option of the Company, in the other consideration received by the Company pursuant to the sale and in all events shall be paid within 90 days of the close of the transaction.

     The Company will not permit the encumbrance of that portion of operating cash distributions segregated for the noteholders.


                           SECURITIES LAW IMPLICATIONS

     The Company believes that the issuance of the Recapitalization Securities pursuant to the Recapitalization is exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933 and pursuant to provisions permitting exchanges of securities with existing security holders under most state securities laws. The securities received by the holders of the Preferred Stock will not be registered and may only be resold under applicable exemptive provisions of the Securities Act of 1933 including Rule 144.

     GENERAL.   Rule 144 provides a "safe harbor" exemption for the resale of restricted securities held (and fully paid for) for a minimum of two years. A person who has held Preferred Stock of the Company for a period of two years and receives Common Stock in connection with the Recapitalization, may be able to resell the Common Stock in the market, in "brokers' transactions", assuming the Company is current in the filing of all of its required reports with the SEC and the remainder of the Rule 144 requirements are met. The broker handling any Rule 144 sale transaction will normally require some paperwork, including representations from the seller. Brokers familiar with Rule 144 transactions will normally provide such paperwork. The Rule states that a Form 144 is required to be filed with the SEC at the time an order is placed with the broker, if, during any three month period, more than 500 shares of Common Stock are being sold or the aggregate sale price is in excess of $10,000.

     CURRENT SEC FILINGS. Basically, this requirement means that the Company is not late or delinquent in the filing of its Forms 8-K, 10-QSB and 10-KSB.

     TWO YEAR HOLDING PERIOD. It is the opinion of securities counsel for the Company that the shares of Common Stock of the Company received upon the conversion of the Preferred Stock will be deemed to be held for the length of time the Preferred Stock has been held. In addition, if a person surrenders Common Stock or Subordinated Debt to exercise the Warrants received, it is further the opinion of securities counsel that the holding period for such newly acquired Common Stock may be tacked onto the holding period for the Common Stock or Subordinated Debt surrendered. This would mean that if a person received Warrants in connection with a Recapitalization and immediately thereafter surrendered a portion of his or her Subordinated Debt in exercise of the Warrants, the Common Stock received would be deemed to have been held for the time period the person had held the Preferred Stock. Although the holding period rules will apply to the Warrants and Subordinated Debt, it is unlikely that such securities may be able to be resold in normal market transactions because no market for such securities exists and none is likely to develop.

     AMOUNT OR VOLUME LIMITATION. Rule 144 provides that assuming the other requirements of the Rule are met a person may sell, every three months, the greater of 1% of the Company's outstanding Common Stock or the average weekly reported volume of trading during the four calendar weeks preceding the date of the sale and corresponding filing of Form 144. There are special limitations on trusts and estate sales and persons are requested to contact counsel prior to a Rule 144 sale. Also, if any persons are acting in concert in the sale of securities, their sales must be aggregated for purposes of these amount and volume limitations.

     BROKERS' TRANSACTIONS. This requirement means that a person selling the Common Stock may not solicit or arrange for or have the broker solicit or arrange for the orders to buy the stock. The seller may also not make a payment to anyone in connection with the sale of Common Stock other than the normal brokers' commission.

     THREE YEAR HOLDING PERIOD. Rule 144 also provides that a person who is not an affiliate (basically an officer or director of Gateway) has not been a affiliate during the preceding three months, and has held the Common Stock for at least THREE years, may resell the Common Stock without compliance with any of the Rule 144 restrictions discussed above.

     This discussion of Rule 144 is for illustration purposes only. The discussion does not constitute legal advice with respect to the sale of Company securities. Any person desiring to utilize Rule 144 for a sale of Company Common Stock should consult legal counsel.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of January 24, 1997 no person was known to the Company to be a beneficial owner of more than five percent (5%) of the Company's voting Common Stock. The first chart below sets forth the actual Common and Preferred Stock ownership of the officers and directors of the Company. The second chart sets forth the options owned by officers and directors. The third chart sets forth the ownership of officers and directors Post Recapitalization, including the amount of Subordinated Debt and number of Warrants received upon effectuation of the Recapitalization. The charts were prepared assuming the 1 for 25 reverse stock split was effected and that there would be 6,147,400 shares of Common Stock outstanding after the Recapitalization.


                Statement of Common and Preferred Stock Ownership
                             As of January 24, 1997

---------------------------------------------------------------------------------------------------
                                      COMMON STOCK                        PREFERRED STOCK
---------------------------------------------------------------------------------------------------
     Officer or Director        # of Shares     Percent of        # of Shares of         Percent
                                of Common       Class             Preferred Stock        of Class
                                  Stock
---------------------------------------------------------------------------------------------------
Charles A. Holtgraves             54,543           3.0%           Series B/25(2)           1.5%
                                                                  Series M/100(2)         22.9%
---------------------------------------------------------------------------------------------------
Larry J. Horbach                  24,605           1.4%                   0                   0
---------------------------------------------------------------------------------------------------
Donald L. Anderson                44,204(3)        2.4%           Series O/1(4)            100%
---------------------------------------------------------------------------------------------------
John B. Ewing                      5,760           (1)            Series B/25              1.5%
---------------------------------------------------------------------------------------------------
Neil A. Fortkamp                   1,500           (1)                    0                   0

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1)  Represents less than 1% Common Stock ownership.

(2) The shares hereby disclosed are owned by the Holtgraves Family Limited Partnership of which Charles A. Holtgraves is the General Partner.

(3) Donald Anderson owns 7,547 shares individually and personally and has a one-third interest in the 36,657 shares held by Pipeline Capital, Inc.

(4) The Company issued one share of Series O Preferred Stock to Pipeline Capital, Inc. in connection with a Settlement and Purchase Agreement described in the

     Company's 10-KSB filed for the year February 29, 1996. Donald L. Anderson is a one-third owner of Pipeline Capital, Inc.

The following table sets forth the value at December 31, 1996 of unexercised options/SARs for officers of the Company:

-------------------------------------------------------------------------------
        Name        Number of Securities           Value (1) of unexercised in-
                    underlying unexercised         the-money options/SARs
                    options/SARS at year-end (#)   at year-end: ($)
                    exercisable/unexercisable      exercisable/unexercisable
-------------------------------------------------------------------------------
Larry J. Horbach              7,000/0                         $0/0
-------------------------------------------------------------------------------
Neil A. Fortkamp(2)           6,500/0                         $0/0

(1) The value of unexercised, in-the-money options has been calculated by determining the difference between the fair market value of the Company's Common Stock on December 9, 1996, and the exercise price of the options, multiplied by the number of options held.

(2)  Includes warrants to purchase 500 shares of Company's Common Stock.


The following table sets forth the Post Recapitalization Ownership of officers and directors with respect to Common Stock, Subordinated Debt, Warrants and
Options:

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Officer or Director   Common Stock/      Subordinated    Warrants     Options
                        % of Class       Debt

-----------------------------------------------------------------------------
Charles A.            79,636/1.3%           $48,750        3,000         0
Holtgraves(1)
-----------------------------------------------------------------------------
Larry J. Horbach       24,604/.4%              ---           0         7,000

-----------------------------------------------------------------------------
Donald L.                                      ---           0           0
Anderson(2)         225,131/3.7%
-----------------------------------------------------------------------------
                                             $9,750         500          0
John B. Ewing         10,779/.2%
-----------------------------------------------------------------------------
                                               ---          500        6,000
Neil A. Fortkamp     1,500/ -  %
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) Charles A. Holtgraves holds 54,543 shares of Common Stock in his own name. The Holtgraves Family Limited Partnership will receive 25,093 shares of Common Stock after the Recapitalization.

(2) Donald L. Anderson owns 7,547 shares individually. PCI, of which he is a one-third owner, will own 217,584 shares after the Recapitalization is effected.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company entered into a Settlement and Purchase Agreement ("Agreement") effective May 6, 1996 with Pipeline Capital, Inc. ("PCI"). Donald L. Anderson is a stockholder of PCI and has a one-third interest in the capital and in all profits and losses of PCI. In summary, the Agreement provides as follows:

- The Company issued to PCI one share of its Series O Preferred Stock which is non-voting and has no dividend rights. Upon the following described events, the following payments will be made to PCI: (i) PCI is entitled to receive 10% of the consideration paid in the event of a merger of the Company, the sale of all, or substantially all of its assets or the sale or exchange of a majority or more of the outstanding Common Stock; (ii) in the event of liquidation and dissolution of the Company, after payment of all debts senior to Series O, PCI shall receive a payment equal to 10% of the remaining assets of the Company; and (iii) if neither event above has occurred by July 1, 2000, PCI shall receive an amount equal to 10% of the fair market value appraisal of the Company.

- The Company repurchased the 56.3 shares of Series C Preferred Stock owned by PCI, representing its right to receive the above referenced payments for $480,000 represented by a promissory note requiring payments of $10,000 per month commencing July 1, 1996 and ending June 1, 2000.

- PCI executed a promissory note in the amount of $278,728 plus interest at 7% representing all advances to PCI to the date of the Agreement. All principal and interest on this promissory note are to be offset against the amounts which are payable to PCI upon a payment event described above.

     The proposed Recapitalization provides that PCI shall exchange its one share of Series O Preferred Stock for shares of Common Stock of the Company.
The actual number of shares to be issued will be determined based upon the number of shares of Common Stock outstanding on January 24, 1997. The amount will be such that the holders of Series O receive Common Stock equal to 10% of the fully diluted shares outstanding on that date. Upon completion of the Recapitalization, the holders of Series O Preferred Stock will hold Common Stock equal to approximately 2.6% ownership of the Company. Although some of the terms of the $480,000 promissory note may be adjusted in connection with the Recapitalization, the promissory note will remain a legal obligation of the Company following the Recapitalization and the Company will continue to pay $10,000 per month to PCI as provided in the note. As part of the Recapitalization, the Company will forgive the $278,728 promissory note from PCI.

     PCI shall receive no Subordinated Debt or Warrants in the Recapitalization. Its sole consideration for giving up its contractual rights under the Agreement will be the Common Stock it receives.